                      Securities and Exchange Commission
                            Washington, D.C. 20549

                                  Form 8-K/A

                                CURRENT REPORT
                            _____________________

         Pursuant to Section 13or 15(d) of Securities Exchange of 1934 Date of Report (Date of earliest event reported): September 5, 2000


                              TIBCO SOFTWARE INC.
            (Exact name of registrant as specified in its charter)

              Delaware                  000-26579             77-0289509
   (State or other jurisdiction of   (Commission File      (I.R.S. Employer
   Incorporation or organization)        Number)          Identification No.)

                    3165 Porter Drive, Palo Alto, CA  94304
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code: (650) 846-1000

Exhibit Index located on Page 5.

     This Form 8-K/A is filed as an amendment to the current report on Form 8-K filed by TIBCO Software Inc. ("TIBCO") on September 19, 2000.

ITEM 2 -  ACQUISITION OR DISPOSITION OF ASSETS

     On September 5, 2000 (the "Effective Date"), Cardinal Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of TIBCO, a Delaware corporation, merged with and into Extensibility, Inc. ("Extensibility"), a Delaware corporation, pursuant to that certain Agreement and Plan of Reorganization by and among TIBCO, Merger Sub, Extensibility and certain other parties, dated August 2, 2000 (the "Merger" pursuant to the "Merger Agreement"). On the Effective Date, each outstanding share of common stock, $0.001 par value, of Extensibility was converted into the right to receive 0.1037 of a share of common stock, $0.001 par value, of TIBCO (the "Exchange Ratio"). As a result of the Merger, Extensibility became a wholly owned subsidiary of TIBCO. In connection with the Merger, TIBCO issued up to a maximum aggregate of 936,367 shares of its common stock in exchange for all of the outstanding capital stock and options of Extensibility. The parties intend for the Merger to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and as a "purchase" for accounting purposes.

     TIBCO is a leading provider of real-time infrastructure software for the internet and enterprises that enables businesses to dynamically link internal operations, business partners and customer channels. Extensibility was a provider of enabling technologies for XML-based application infrastructures. XML (Extensible Mark-Up Language) is a software language that allows the efficient management and exchange of information through the use of schemas, which are computer "vocabularies" that enable users to exchange and process information. Extensibility's products and services give customers the ability to create, convert, manage, and process XML schemas, a component of the infrastructure of e-business. Pursuant to the Merger Agreement, as of the Effective Date the name of Extensibility was changed to TIBCO Extensibility Inc.

     The Exchange Ratio for the Merger was determined pursuant to arms length negotiations and took into account various factors concerning the valuation of the business of Extensibility.


ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

  (a) Financial statements of business acquired:

        Report of Independent Accountants......................................................  F-1
        Balance Sheets as of December 31, 1998, December 31, 1999 and
         June 30, 2000 (unaudited).............................................................  F-2
        Statements of Operations for the period from inception to December 31, 1998, and for the year ended December 31, 1999 and for the six months ended
         June 30, 2000 (unaudited).............................................................  F-3
        Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
         for the period from inception to December 31, 1998, and for the year ended
         December 31, 1999 and for the six months ended June 30, 2000 (unaudited)..............  F-4
        Statements of Cash Flows for the period from inception to December 31, 1998, and for the year ended December 31, 1999 and for the six months ended
         June 30, 2000 (unaudited).............................................................  F-5
        Notes to Financial Statements for the period from inception to December 31, 1998 and for the year ended December 31, 1999 and for the six months ended
         June 30, 2000 (unaudited).............................................................  F-6

  (b) Pro forma financial information required:

        TIBCO Software Inc. Unaudited Pro Forma Condensed Combined Statement
         of Operations for the year ended November 30, 1999....................................  F-12
        TIBCO Software Inc. Unaudited Pro Forma Condensed Combined Statement
         of Operations for the nine months ended August 31, 2000...............................  F-13
        TIBCO Software Inc. Unaudited Pro Forma Condensed Combined Balance Sheet
         as of August 31, 2000.................................................................  F-14

  (c) Exhibits

  Number        Description

   2.1 Agreement and Plan of Reorganization, dated as of August 2, 2000, by and among TIBCO Software Inc., Cardinal Acquisition Corporation, Extensibility, Inc. and certain other parties.*

_______
*Previously filed

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 17, 2000           TIBCO Software Inc.

                                   By: /s/ Paul G. Hansen
                                      ----------------------------
                                   Name: Paul G. Hansen
                                   Title: Executive Vice President, Finance,
                                   Chief Financial Officer and Secretary

                                 EXHIBIT INDEX
                                 -------------

Number           Description
------           -----------

2.2 Agreement and Plan of Reorganization dated as of August 2 2000, by and among TIBCO Software Inc., Cardinal Acquisition Corporation Extensibility, Inc. and certain other parties.*

____________
* Previously filed

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Extensibility, Inc.


     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and redeemable convertible preferred stock and of cash flows present fairly, in all material respects, the financial position of Extensibility, Inc. at December 31, 1999 and December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from inception to December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
November 16, 2000

                              Extensibility, Inc.
                                Balance Sheets
                     (in thousands, except per share data)


                                                                                             December 31,           June 30,
                                                                                        ----------------------
                                                                                           1998        1999           2000
                                                                                        ----------  ----------     ----------
                                                                                                                   (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents.........................................................         $   8     $ 1,233        $   516
  Accounts receivable, (net of allowance of $0 in 1999 and                                                  51            156
     $4 in 2000, respectively)......................................................            --
  Prepaid expenses..................................................................            --          14             24
                                                                                        ----------------------     ----------
       Total current assets.........................................................             8       1,298            696

Furniture and Equipment:
  Computer equipment and software...................................................             4         102            220
  Furniture and fixtures............................................................             1          71            171
  Leasehold improvements............................................................            --          18             53
                                                                                        ----------------------     ----------
                                                                                                 5         191            444
  Less accumulated depreciation and amortization....................................            (1)         (7)           (44)
  Furniture and equipment, net......................................................             4         184            400

Deposit and other...................................................................            --           7             20
                                                                                        ----------------------     ----------
                                                                                             $  12     $ 1,489        $ 1,116
                                                                                        ======================     ==========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
           STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.............................................         $   5     $   272        $   321
  Notes payable to stockholders.....................................................            16          --             --
  Notes payable to bank.............................................................            --          --            596
  Deferred revenue..................................................................            --         184            407
                                                                                        ----------------------     ----------
       Total current liabilities....................................................            21         456          1,324

Commitments (Note 4)

Series A redeemable, convertible preferred stock, par value $.01, 2,200 shares
     Authorized,1,700 issued and outstanding (aggregate liquidation preference of $1,700 at December 31, 1999) and 1,700 shares
     issued and outstanding at June 30, 2000........................................            --       1,705          1,880

Stockholders' deficit:
  Common stock, par value $0.01 par value;  authorized 10,000;                                              63             63
        5,808 and 6,313 and outstanding at December 31, 1998 and
        December 31,1999 respectively...............................................             8
  Additional paid-in capital........................................................            --          50            209
  Unearned compensation.............................................................            --         (32)          (127)
  Accumulated deficit...............................................................           (17)       (753)        (2,233)
                                                                                        ----------------------     ----------
       Total stockholders' deficit..................................................            (9)       (672)        (2,088)
                                                                                        ----------------------     ----------
                                                                                             $  12     $ 1,489        $ 1,116
                                                                                        ======================     ==========

  The accompanying notes are an integral part of these financial statements.

                              Extensibility, Inc.

                           STATEMENTS OF OPERATIONS
                                (in thousands)


                                                                         Period From
                                                                         Inception to      Year Ended      For the six
                                                                          December 31,     December 31,    months ended
                                                                              1998             1999        June 30, 2000
                                                                         -------------     ------------    -------------
                                                                                                            (Unaudited)
Revenue:
  License and product revenue........................................           $   --           $   43         $    312
  Services...........................................................               --               16               32
                                                                         -------------     ------------    -------------

Total revenue........................................................               --               59              344

Operating expenses:
  Sales and marketing................................................                4              137              321
  General and administrative.........................................               13              358              805
  Research and development...........................................               --              193              532
                                                                         -------------     ------------    -------------
Total operating expenses.............................................               17              688            1,658
                                                                         -------------     ------------    -------------

Loss from operations.................................................             (17)             (629)          (1,314)

Other income(expense):
  Interest expense...................................................               --               (1)              (7)
  Interest income....................................................               --                7               16
                                                                         -------------     ============    =============
Net loss.............................................................           $  (17)          $ (623)        $ (1,305)
                                                                         =============     ============    =============

   The accompanying notes are an integral part of these financial statements.

                              Extensibility, Inc.
 Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
                     (in thousands, except per share data)


                                                                      Redeemable Convertible Series A       Common Stock
                                                                              Preferred Stock
                                                                      ---------------------------------------------------------

                                                                       Shares              Amount         Shares       Amount
                                                                      --------            --------       ---------    ---------
Issuance of common stock.......................................             --            $    --            5,808    $       8
Net loss.......................................................             --                 --               --           --
                                                                      --------            --------       ---------    ---------

Balance at December 31, 1998...................................             --                  --          5,808             8
Stock dividend.................................................             --                  --            505             0
Issuance of common stock.......................................             --                  --             --            55
Issuance of preferred stock (net of issuance costs of $53).....          1,700               1,647             --            --
Accretion of redemption value..................................             --                  58             --            --
Unearned compensation..........................................             --                  --             --            --
Amortization of unearned compensation..........................             --                  --             --            --
Net loss.......................................................             --                  --             --            --
                                                                      --------            --------       ---------    ---------

Balance at December 31, 1999...................................          1,700               1,705           6,313           63
Accretion of redemption value (Unaudited)......................             --                 175              --           --
Unearned compensation  (Unaudited).............................             --                  --              --           --
Amortization of unearned compensation (Unaudited)..............             --                  --              --           --
Issuance of warrants (Unaudited)                                            --                  --              --           --
Net loss (Unaudited)...........................................             --                  --              --           --
                                                                      --------            --------       ---------    ---------
Balance at June 30, 2000 (Unaudited)...........................          1,700            $  1,880           6,313    $      63
                                                                      ========            ========       =========    ==========

                                                                       Additional      Unearned         Accumulated   Stockholders'
                                                                        Paid-in       Compensation        Deficit        Deficit
                                                                       ---------      -------------      ---------    ------------
Issuance of common stock.......................................        $     --        $     --          $      --      $       8
Net loss.......................................................              --              --                (17)           (17)
                                                                       --------        --------          ---------      ---------

Balance at December 31, 1998...................................              --              --                (17)            (9)
Issuance of common stock.......................................              --              --                 --             --
Stock dividend.................................................              --              --                (55)            --
Issuance of preferred stock (net of issuance costs of $53).....              --              --                 --             --
Accretion of redemption value..................................              --              --                (58)           (58)
Unearned compensation..........................................              50             (50)                --             --
Amortization of unearned compensation..........................              --              18                 --             18
Net loss.......................................................              --              --               (623)          (623)
                                                                       --------        --------          ---------      ---------

Balance at December 31, 1999...................................              50             (32)              (753)          (672)
Accretion of redemption value (Unaudited)......................              --              --               (175)          (175)
Unearned compensation  (Unaudited).............................             113            (113)                --             --
Amortization of unearned compensation (Unaudited)..............              --              18                 --             18
Issuance of warrants (Unaudited)                                             46              --                 --             46
Net loss (Unaudited)...........................................              --              --             (1,305)        (1,305)
                                                                       --------        --------          ---------      ---------
Balance at June 30, 2000 (Unaudited)...........................        $    209        $   (127)         $  (2,233)     $  (2,088)
                                                                       ========        ========          =========      =========

   The accompanying notes are an integral part of these financial statements.

                              Extensibility, Inc.
                           Statements of Cash Flows
                                (in thousands)

                                                                                 Period from                        Six Months
                                                                                 Inception to       Year Ended         Ended
                                                                                 December 31,      December 31,       June 30,
                                                                                     1998              1999            2000
                                                                                --------------    --------------   -------------
                                                                                                                    (Unaudited)
Cash flows from operating activities:
 Net loss....................................................................            $ (17)           $ (623)        $(1,305)
 Adjustments to reconcile net loss to net cash provided by (used for)
 operating activities:
    Depreciation and amortization............................................                1                 6              37
    Amortization of unearned compensation....................................                -                18              18
    Changes in assets and liabilities:
      Accounts receivable....................................................                -               (51)           (105)
      Prepaid expenses.......................................................                -               (14)            (10)
      Deposits and other assets..............................................                -                (7)            (13)
      Accounts payable and accrued expenses..................................                5               267              49
      Deferred revenue.......................................................                -               184             223
                                                                                --------------    --------------   -------------
           Net cash used for operating activities............................              (11)             (220)         (1,106)
                                                                                --------------    --------------   -------------

Cash flows from investing activities:
    Purchases of furniture and equipment.....................................               (5)             (186)           (253)
                                                                                --------------    --------------   -------------
           Net cash used for investing activities............................               (5)             (186)           (253)
                                                                                --------------    --------------   -------------

Cash flows from financing activities:
 Proceeds from issuance of common stock......................................                8                 -              46
 Proceeds from issuance of preferred stock, net of issuance costs............                -             1,647               -
 Proceeds from notes payable to bank.........................................                -                 -             596
 Proceeds from notes payable to stockholders.................................               16                 -               -
 Repayment of notes payable to stockholders..................................                -               (16)              -
                                                                                --------------    --------------   -------------
           Net cash provided by financing activities.........................               24             1,631             642
                                                                                --------------    --------------   -------------

Net change  in cash and cash equivalents.....................................                8             1,225            (717)

Cash and cash equivalents at beginning of period.............................                0                 8           1,233

                                                                                --------------    --------------   -------------
Cash and cash equivalents at end of period...................................            $   8            $1,233         $   516
                                                                                ==============    ==============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                              Extensibility, Inc.
                         Notes to Financial Statements


1.   THE COMPANY

     Extensibility, Inc., (the "Company") was incorporated on October 28, 1998 under the laws of the State of Delaware. Extensibility provides comprehensive e-business solutions for the creation, conversion, and management of XML-based application infrastructures.


2.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying financial statements have been prepared on the historical basis of the Company and do not give effect to the Company's acquisition by TIBCO Software Inc. in a stock for stock transaction for approximately $102 million in total consideration.

Interim Financial Information

The financial information as of June 30, 2000 and for the six months ended June 30, 2000, is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the Company's operating results and cash flows for these periods. Results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year of 2000 or for any future period.

Stock Splits

     In May and November 1999, the Company effected stock splits whereby additional shares of common stock were issued for each common share outstanding at those dates. As the par value of the common stock was not reduced in conjunction with the stock splits, the stock splits have been accounted for as a deemed stock dividend. All share and per share information included in these financial statements have been retroactively adjusted to reflect these splits.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with financial institutions that management believes are creditworthy.

     The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Revenues and accounts receivable from significant customers, those representing 10% or more of total revenues for the year ended December 31, 1999, are summarized as follows:

                                                                     Accounts
                                                       Revenue      Receivable
                                                     -----------   ------------
Customer A.........................................           8%            59%
Customer B.........................................          25%            24%


Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives ranging generally from five to seven years.

Revenue Recognition

     The Company follows the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition", as amended by AICPA Statement of Position 98-9 "Modification of SOP No. 97-2 Software Revenue Recognition with Respect to Certain Transactions."

     License revenue consists principally of revenue earned under software license agreements. License revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. Revenue from subscription license agreements, which include software, rights to future products and maintenance, is recognized ratably over the term of the subscription period. When contracts contain multiple elements wherein vendor specific objective evidence exists for all undeliverable elements, the Company accounts for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9. Any maintenance revenue included in these arrangements is recognized ratably over the term of the arrangement. Revenue on shipments to resellers, which is generally subject to certain rights of return and price protection, is recognized when the products are sold by the resellers to the end-user customer. All the Company's contracts to date include rights to future products and maintenance and have been accounted for ratably over the subscription period.

     Service revenue consists primarily of revenue received for performing product development, implementation of system solutions, on-site support, consulting and training. Service revenue is generally recognized as the services are performed.

     Maintenance revenue consists of fees for providing software updates and technical support for software products (post-contract support or "PCS"). Maintenance revenue is recognized ratably over the term of the agreement.

     Payments received in advance of services performed are recorded as deferred revenue. Allowances for estimated future returns and discounts are provided for upon recognition of revenue.

Advertising Expenses

     The Company expenses advertising costs as incurred. The amount expensed during the year ended December 31, 1999, and December 31, 1998, was $16,122 and $0, respectively.


3.   INCOME TAXES

     Prior to November 1999, the Company was organized as an S-Corporation under the Internal Revenue Code. Thus the stockholders reported all taxable income or loss on their respective income tax returns. Therefore, the accompanying statement of operations does not include any provision for income taxes for the period during which the Company was an S-Corporation.

     Subsequent to the recapitalization of the Company in November 1999, the Company operates under the provisions of Subchapter C of the Internal Revenue Code. The Company accounts for income taxes using the liability method. The Company has incurred losses to date so no income tax benefits have been recognized.

     At December 31, 1999, the Company has federal net operating loss carryforwards of approximately $200,000 that expire beginning in the year 2019. Also, the Company has state tax losses of $200,000 that expire beginning in 2004. Deferred tax assets of approximately $80,000 relating primarily to differences between book and tax treatment of net operating losses were fully reserved as of December 31, 1999. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests.


4.   COMMITMENTS

     The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through 2005. Rental expense was approximately $4,051 and $0 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease payments under non-cancelable operating leases are as follows:

  2000.................................................  $  186,531
  2001.................................................     238,758
  2002.................................................     238,758
  2003.................................................     238,758
  2004.................................................     234,707
  Thereafter...........................................      52,226
                                                         ----------
                                                         $1,189,738
                                                         ==========

5.   STOCKHOLDER'S EQUITY

Preferred Stock

     The Company has authorized 2,200,000 shares of preferred stock, all of which are designated as redeemable, convertible Series A Preferred.

Conversion

     The Series A Preferred Stock is convertible at the option of the holder into fully paid and nonassessable shares of Common Stock on a one-for-one basis, subject to adjustment. Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock upon the closing of a public offering of the Company's Common Stock with proceeds of $25 million or more and a price per share of not less than $10.

Voting

     Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the preferred shares are convertible.

Dividends

     The Company is restricted from paying dividends on shares of Common Stock unless equivalent dividends for such year have been declared and paid on the Series A Preferred Stock.

Liquidation

     Upon liquidation, dissolution, or winding up of the Company, holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets to holders of Common Stock, an amount equal to $1.00 per share (as adjusted for any combinations, consolidations, stock distribution or stock dividends), plus all or any accrued but unpaid dividends. If the assets and funds of the Corporation are insufficient to pay to holders of Series A Preferred the full amount due, assets and funds shall be distributed ratably among the holders of Series A Preferred based upon number of shares held.

     However, if the amount to be distributed to the Company's stockholders, assuming full exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock (and assuming no distribution of any applicable preference amount), as a result of such liquidating event would equal or exceed $7.00 per share, subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization affecting such shares, then the holders of the Series A Preferred Stock shall not be entitled to receive the Series A preference amount and shall receive instead only their ratable share of the Corporation's assets as if such shares had been converted voluntarily into common stock at the then applicable conversion rate immediately prior to such liquidating event.

Right of First Participation

     Each holder of Series A Preferred Stock shall have a right of first refusal to purchase up to its pro rata share of all new securities (except as outlined in the stock purchase agreements) which the Corporation may propose to sell or issue. This right expires upon the closing of a qualified public offering.

Redemption Option

     On each of October 31, 2004, October 31, 2005, and October 31, 2006, at the option of the holders of at least fifty percent (50%) of the shares of the Series A Preferred Stock outstanding as of October 1, 2004, the Corporation shall redeem one third of the Series A Preferred shares outstanding at a price equal to $2.00 per share, plus any accrued and unpaid dividends.

Restricted Common Stock

     During 1999, the Board of Directors of the Company approved a restricted common stock plan for employees of the Company. Under the plan, 505,000 shares of restricted stock were issued during the year. The shares vest over a 19-month period, starting on the date of issuance. As of December 31, 1999, 186,000 shares were vested. The remaining shares are subject to vesting over the next year. The Company recorded unearned compensation of $50,000 in 1999 representing the difference between the deemed fair market value of the shares and the exercise price. This amount will be recognized ratably over the vesting period.

Common Stock Reserved for Future Issuance

     At December 31, 1999, the Company had reserved a total of 2,888,000 of its authorized 10,000,000 shares of common stock for future issuance as follows:

 For conversion of Series A Preferred..........................  1,700,000
 Possible issuance under future stock option plans.............  1,188,000


6.   NOTES PAYABLE TO BANK

     In May 2000, the Company entered into an agreement with a bank to establish a line of credit which enabled the Company to borrow up to $750,000 for the acquisition of fixed assets and for working capital purposes through November 2000 and May 2001, respectively, and bear interest at the bank's prime rate plus 0.50% and 0.75%, respectively.

     All borrowings under the line of credit are collateralized by substantially all of the Company's assets. In connection with the new agreement, the Company was required to pay a commitment fee of $2,000 and issued the bank a warrant to purchase 20,000 shares of the Company's Series A Preferred Stock at $1.00 per share, subject to certain antidilutive adjustments. The warrant is exercisable for a period of five years. The Company recorded the fair value of the warrant as additional paid-in capital and debt discount. The discount will be amortized to interest expense over the term of the Agreement.


7.   STOCK OPTION PLAN

     During January 2000, the Company approved a stock option plan (the "2000 Stock Plan") which authorized the granting of stock options for up to 1,188,000 shares of the Company's common stock. For the six months ended June 30, 2000, the Company granted 536,000 and 495,000 options to certain employees with an exercise price of $0.10 and $0.30 per share, respectively.


8.   DEFERRED COMPENSATION

     During June 2000, stock options were granted with an exercise price which was below the estimated fair market value of the common stock at the date of grant due to the Company's pending acquisition by TIBCO Software Inc. Deferred compensation of $113,000 was recorded in accordance with Accounting Principles Board Opinion No. 25 (APB 25), and will be amortized over the related vesting period.

ITEM 7 (b) - UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On September 5, 2000, TIBCO Software Inc. ("TIBCO") completed its merger with Extensibility, Inc. ("Extensibility") pursuant to the terms of an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated August 2, 2000. The merger was structured as a tax-free exchange of stock and will be accounted for under the purchase method of accounting.

     The unaudited pro forma condensed combined financial statements reflect the conversion of Extensibility common stock into 0.1037 shares of TIBCO common stock. The total fair market value of the consideration issued was approximately $102 million which comprises approximately $60 million related to the issuance of 571,424 shares of TIBCO common stock at an average market price per share of TIBCO common stock of $104.75, approximately $40 million related to the assumption of Extensibility stock options and issuance of restricted stock and $2.3 million in merger related costs. The average market price per share was based on the average closing price for a period of four days that includes the September 5, 2000 closing date of the merger and the three days beforehand. The Company issued 258,434 shares of restricted stock as part of the consideration in connection with the acquisition. The value of the restricted stock issued will be accounted for as stock compensation.

     The following unaudited pro forma condensed combined financial statements give effect to the acquisition of Extensibility and the acquisition of InConcert Inc. which was consummated on November 4, 1999 as if the acquisitions occurred on December 1, 1998. The unaudited pro forma balance sheet is based on the individual balance sheets of TIBCO and Extensibility included herein or incorporated herein by reference and has been prepared to reflect the acquisition of Extensibility by TIBCO. The unaudited pro forma statement of operations for the year ended November 30, 1999 is based on the individual statements of operations of TIBCO, Extensibility and InConcert included herein or incorporated herein by reference and combines the results of operations of TIBCO for the twelve months ended November 30, 1999, the results of InConcert for the period from January 1, 1999 through the date of its acquisition by TIBCO and the results of Extensibility (acquired by TIBCO as of September 5, 2000) for the twelve months ended December 31, 1999. The unaudited pro forma statement of operations for the nine months ended August 31, 2000 is based on the individual statements of operations of TIBCO and Extensibility included herein or incorporated by reference and combines the results of TIBCO for the nine month period ended August 31, 2000 and the results of Extensibility for the nine month period ended June 30, 2000. The pro forma information does not purport to be indicative of the results that would have occurred had the merger actually been in effect for these periods, or of results which may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of TIBCO and Extensibility including the notes thereto, included herein or incorporated herein by reference.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                              TIBCO      Extensibility
                                                          ------------   -------------
                                                                   Year Ended            InConcert             Pro Forma
                                                          ----------------------------  ------------  ----------------------------
                                                                                        Period from
                                                                                         January 1,
                                                                                          1999 to
                                                          November 30,    December 31,   November 4,  Adjustments
                                                              1999            1999          1999       (Note 2)          Combined
                                                          ------------    ------------   -----------  ------------      ----------
 Revenue:
  License revenue......................................       $ 56,916           $  43       $ 8,295                      $ 65,254
  Service and maintenance revenue......................         39,524              16            --                        39,540
                                                          ------------    ------------   -----------  ------------      ----------
      Total revenue....................................         96,440              59         8,295                       104,794
Cost of revenue........................................         36,612              --         2,654                        39,266
                                                          ------------    ------------   -----------  ------------      ----------
Gross profit...........................................         59,828              59         5,641                        65,528
                                                          ------------    ------------   -----------  ------------      ----------

Operating expenses:
  Research and development.............................         27,478             193         2,622                        30,293
  Sales and marketing..................................         33,130             137         6,920                        40,187
  General and administrative...........................          8,229             358         3,214                        11,801
  Amortization of stock-based compensation.............          9,252              --            --        23,257  (d)     32,509
  Acquired in-process research and development.........          2,800              --            --                         2,800
  Amortization of goodwill and acquired intangibles....            521              --            --        22,117  (a)     22,638
                                                          ------------    ------------   -----------  ------------      ----------
      Total operating expenses.........................         81,410             688        12,756        45,374         140,228
                                                          ------------    ------------   -----------  ------------      ----------
Loss from operations...................................        (21,582)           (629)       (7,115)      (45,374)        (74,700)
Other income (expense), net............................          2,101               6            --        (1,778) (b)        329
                                                          ------------    ------------   -----------  ------------      ----------
Net loss...............................................       $(19,481)          $(623)      $(7,115)      (47,152)       $(74,371)
                                                          ============    ============   ===========  ============      ==========
Net loss per share:
  Basic and diluted....................................       $  (0.19)                                                   $  (0.71)
                                                          ============                                                  ==========
  Weighted average common shares outstanding...........        104,112                                                     104,683
                                                          ============                                                  ==========

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  TIBCO        Extensibility
                                                              ------------    ---------------
                                                                 For the nine months ended                    Pro Forma
                                                              -------------------------------     --------------------------------
                                                                August 31,        June 30,         Adjustments
                                                                   2000             2000             (Note 2)           Combined
                                                              -------------   ---------------     -------------       ------------
Revenue:
    License revenue.......................................         $113,555           $   328               (19) (c)      $113,864
    Service and maintenance revenue.......................           49,668                35                               49,703
                                                              -------------   ---------------     -------------       ------------
        Total revenue.....................................          163,223               363               (19)           163,567
Cost of revenue...........................................           43,700                --                               43,700
                                                              -------------   ---------------     -------------       ------------
Gross profit..............................................          119,523               363               (19)           119,867
                                                              -------------   ---------------     -------------       ------------

Operating expenses:
    Research and development..............................           38,840               651                               39,491
    Sales and marketing...................................           61,550               389                               61,939
    General and administrative............................           11,390             1,028                               12,418
    Amortization of stock-based compensation..............           27,543                --             7,290  (d)        34,833
    Acquired in-process research and development..........               --                --                                   --
    Amortization of goodwill and acquired intangibles.....            4,686                --            12,293  (a)        16,979
                                                              -------------   ---------------     -------------       ------------
        Total operating expenses..........................          144,009             2,068            19,583            165,660
                                                              -------------   ---------------     -------------       ------------
Loss from operations......................................          (24,486)           (1,705)          (19,602)           (45,793)
Other income (expense), net...............................           18,341                15                               18,356
                                                              -------------   ---------------     -------------       ------------
Net loss..................................................         $ (6,145)          $(1,690)          (19,602)          $(27,437)
                                                              =============   ===============     =============       ============
Net loss per share:
    Basic and diluted.....................................         $ ( 0.03)                                              $  (0.15)
                                                              =============                                           ============

    Weighted average common shares outstanding............          182,136                                                182,707
                                                              =============                                           ============

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                (IN THOUSANDS)




                                                                   TIBCO       Extensibility              Pro Forma
                                                                 ----------   ---------------   ---------------------------------
                                                                   As of           As of
                                                                 August 31,       June 30,       Adjustments
                                                                   2000             2000          (Note 2)             Combined
                                                               ------------   ---------------   -------------        ------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................       $218,440           $   516                            $218,956
  Short-term investments....................................        386,578               156                             386,734
  Accounts receivable, net..................................         65,630                --                              65,630
  Accounts receivable from related parties, net.............          5,920                --                               5,920
  Other current assets......................................          9,384                24                               9,408
                                                               ------------   ---------------                        ------------
       Total current assets.................................        685,952               696                             686,648

Property and equipment, net.................................         20,895               400                              21,295
Other assets................................................         19,778                20                              19,798
Goodwill and acquired intangibles, net......................         25,992                --          64,907  (f)         90,899
                                                               ------------   ---------------   -------------        ------------
                                                                   $752,617           $ 1,116        $ 64,907            $818,640
                                                               ============   ===============   =============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................       $  5,658           $   321        $  2,312  (e)       $  8,291
  Accrued liabilities.......................................         55,855                --                              55,855
  Notes payable.............................................             --               596                                 596
  Deferred revenue..........................................         26,499               407            (337) (g)         26,569
                                                               ------------   ---------------   -------------        ------------
       Total current liabilities............................         88,012             1,324           1,975              91,311

  Preferred stock...........................................             --             1,880          (1,880) (h)

Stockholders' equity:
  Common stock and additional paid in capital...............        702,917               272          99,617  (e)(h)     802,806
  Unearned  stock-based compensation........................         (7,409)             (127)        (34,778) (i)        (42,314)
  Accumulated other comprehensive loss......................         12,337                --                              12,337
  Accumulated deficit.......................................        (43,240)           (2,233)            (27) (h)(j)     (45,500)
                                                               ------------   ---------------   -------------        ------------
       Total stockholders' equity...........................        664,605            (2,088)         64,812             727,329
                                                               ------------   ---------------   -------------        ------------
                                                                   $752,617           $ 1,116        $ 64,907            $818,640
                                                               ============   ===============   =============        ============

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     On a combined basis, all transactions between TIBCO and Extensibility have been eliminated in the pro forma information.

NOTE 2. PRO FORMA ADJUSTMENTS

     The pro forma information including the allocation of the purchase price is based on management's estimates and valuation of the intangible assets acquired. The pro forma financial statements have not been adjusted to reflect any cost savings or operating synergies that may be realized as a result of the merger.

     The total fair market value of the consideration is approximately $102 million which consists of the allocated purchase price of $67 million, as shown below, as well as $35 million in stock compensation related to unvested stock options that were assumed as well as restricted stock that was granted as part of the acquisition. The unrestricted stock to be issued reflects issuance of 571,424 shares of TIBCO common stock and an average market price per share of TIBCO common stock of $104.75. The average market price per share was based on the average closing price for a period of four days that includes the September 5, 2000 closing date of the merger and the three days beforehand. The Company also issued 258,434 shares of restricted stock as part of the consideration in connection with the acquisition. The value of the restricted stock issued will be accounted for as stock compensation.

     Following is a table of the total purchase price, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

Purchase Price
 Value of securities issued...........................  $59,856,664
 Assumption of options  of Extensibility..............    5,127,421
 Direct transaction costs and expenses................    2,312,000
                                                        -----------
Total purchase price..................................  $67,296,085
                                                        ===========

                                                                                            Annual
Purchase Price Allocation:                                                 Life       Amortization

 Net assets of Extensibility..........................  $  (208,000)                            --
   Fair value adjustments:                                                                      --
     Deferred revenue.................................      337,000                             --
                                                        -----------
                                                            129,000                             --

 Intangible assets acquired:
   Customer base......................................    2,060,000      4 years       $   515,000
   Developed technology...............................    2,830,000      5 years           566,000
   Trademark..........................................      250,000      4 years            62,500
   Assembled workforce................................    1,140,000      2 years           570,000
   Non Compete........................................       80,000      2 years            40,000
                                                        -----------                   ------------
        Total intangibles (excluding goodwill)........    6,360,000                      1,753,500

   In process research and development................    2,260,000                             --
   Goodwill...........................................   58,547,085      4 years        14,636,771
                                                        -----------                   ------------
        Total purchase price allocation...............  $67,296,085                    $16,390,271
                                                        ===========                   ============

     The tangible net liabilities acquired represent the historical net liabilities of Extensibility as of June 30, 2000 of $208,000. As required under purchase accounting, the assets and liabilities of Extensibility have been adjusted to fair value.

     A customer base represents established relationships with businesses that repeatedly order from a company. The income approach was used to estimate the value of the Extensibility's' customer base by determining the present value of future cash flows generated by existing customers. Key assumptions used in the calculation included 80% of revenue for existing products coming from existing customers for the remainder of 2000, 50% in 2001, 40% in 2002 and 25% in 2003, 40% of revenue for new products coming from existing customers for the remainder of 2000, 70% in 2001 and 20% in 2002, a discount rate of 35% and estimates of revenue growth, cost of sales, operating expenses and tax rate provided by management of Extensibility. The customer base is being amortized on a straight-line basis over its estimated useful life of four years.

     The trademark was valued by applying a trademark royalty rate of 0.5% to forecasted revenue, and then the net cash flow expected from these amounts was discounted at a rate of 35% to arrive at an estimated fair market value. The trademark is being amortized on a straight-line basis over its estimated useful life of four years.

     The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs for each category of employee. The value of the assembled workforce is being amortized on a straight-line basis over its estimated useful life of two years.

     A portion of the purchase price has been allocated to developed technology and in-process research and development (IPRD). Developed technology and IPRD were identified and valued through extensive interviews, analysis of data provided by Extensibility concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

     Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of five years.

     Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which will be expensed upon the consummation of the merger. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

  - Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

  The estimated revenue is based on projections of Extensibility for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by Extensibility and its competitors.

  Projected gross margins and operating expenses approximate Extensibility's recent historical levels.

  - Discount rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 28%. The discount rate used in discounting the net cash flows from IPR&D is 40%. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

  - Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 80%.

  If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

  Based on the finalization of the valuation, and purchase price allocation, finalization of the integration plans and other factors, the pro forma adjustments may change from those presented in these pro forma combined financial statements. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

     (a) To record amortization of goodwill and acquired intangibles related to the acquisitions of InConcert and Extensibility as if the transactions occurred on December 1, 1998. Goodwill and acquired intangibles of approximately $64.9 million are being amortized on a straight-line basis over a period of two to five years.

     (b) To record the impact on interest income (expense) as if the acquisition of InConcert and related $35.6 million cash payments occurred on December 1, 1998 .

     (c) To eliminate intercompany revenue.

     (d) To record stock compensation expense as a result of restricted stock issued and unvested stock options assumed in connection the acquisition of Extensibility.

     (e) To record the components of the purchase price - $59.9 million in unrestricted stock, $5.1 million related to the assumption of options of Extensibility and $2.3 million in estimated transaction expenses. TIBCO common stock was issued in exchange for outstanding shared of Extensibility. TIBCO options, with a weighted average exercise price of $1.89, were issued in exchange for outstanding Extensibility options.

     (f) To record $64.9 million in intangible assets which are comprised of $6.4 million of non-goodwill intangibles (see table in Note 2) and $58.5 million in goodwill.

     (g) To record the fair value adjustment related to deferred revenue.

     (h) To eliminate Extensibility's historical equity accounts.

     (i) To record the deferred stock compensation related to the issuance of restricted stock and the assumption of unvested stock options as part of the purchase consideration.

     (j) The in-process research and development charge related to the acquisition has been reflected in the balance sheet as if the transaction occurred on August 31, 2000 and has been excluded from the statements of operations

NOTE 3. PRO FORMA EARNINGS PER COMMON SHARE

     Basic and diluted pro forma earnings per common share is calculated based on the issuance of 571,424 shares of TIBCO common stock in the merger. Options and shares subject to repurchase outstanding during 1999 and the nine months ended August 31, 2000 were not included in the computation of diluted EPS because inclusion of such options and warrants would have been antidilutive.